Exhibit 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of the 9th day of December, 2008, is by and between SPHERION CORPORATION, a Delaware corporation (hereinafter referred to as the "Company"), and Loretta A. Penn (hereinafter the "Executive").

RECITALS

A.        The Executive currently serves as the Company's Senior Vice President and Chief Service Excellence Officer, and her services and knowledge are valuable to the Company in connection with the management of its business.

B.        The Company and the Executive are parties to that certain Employment Agreement dated July 14, 2008 (the "Employment Agreement").

C.        The Company and the Executive desire to amend the Employment Agreement to conform with the requirements of the final regulations under Code Section 409A upon the terms and subject to the conditions hereinafter set forth.

TERMS AND CONDITIONS

1.        The final paragraph of Section 8(c) is amended to read as follows:

Employee stock options, restricted stock and deferred stock units (and other stock awards) are governed by the terms of the grant documents and will terminate in accordance therewith and are only exercisable to the extent provided therein. The payment of the severance payment provided under Section 8(c)(i) as well as any and all payments and benefits provided by the Company to the Executive under this Agreement shall be conditioned on the following: (i) Executive's continued compliance with the non-competition and confidentiality provisions contained herein: (ii) the Executive's timely execution and delivery of a full release and settlement of any and all claims against the Company; and (iii) the Executive's timely execution and delivery of a non-disparagement agreement and continued compliance therewith. The Company shall deliver the release and non-disparagement agreement within ten (10) days of the date of the Executive's termination of employment, and Executive must deliver the executed release and non-disparagement agreement to the Company no later than forty-five (45) days following the Executive's termination of employment.

2.        Section 8(f) is amended to read as follows:

(f)        Payment of Deferred Compensation. All payments of deferred compensation referred to in this Section 8 shall be paid at the time and in the manner provided for under the applicable deferred compensation plan; provided, however, that notwithstanding anything contained herein or in any deferred compensation arrangement to the contrary, to the extent the Executive is deemed a "key employee" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and notwithstanding any contrary provision which exists in any of the Company's deferred compensation plans, any payment of deferred compensation to the Executive under any deferred compensation arrangement shall be delayed for a period of six (6) months after the Executive's separation from service to the extent required by Section 409A of the Code. The six (6)-month delay shall not apply to any severance payment paid pursuant to Section 8(c)(i), which is intended to be exempt from Section 409A of the Code pursuant to the short-term deferral exemption under Treas. Reg. §1.409A-1(b)(4).

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above set forth.

SPHERION CORPORATION
By:	/s/ John D. Heins
Name:	John D. Heins
Title:	Senior Vice President and Chief Human Resources Officer

EXECUTIVE
By:	/s/ Loretta A. Penn
Name:	Loretta A. Penn